SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C.  20549


                         FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number       0-5467

                   The Foothill Group, Inc.
     (Exact name of registrant as specified in its charter)

                 11111 Santa Monica Boulevard
	      Los Angeles, California  90025-3333 (310) 996-7000
	 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Class A Common Stock, no par value
     (Title of each class of securities covered by this Form)

                            None
	  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  _X_        Rule 12h-3(b)(1)(i)    __
Rule 12g-4(a)(1)(ii) __         Rule 12h-3(b)(1)(ii)   __
Rule 12g-4(a)(2)(i)  __         Rule 12h-3(b)(2)(i)    __
Rule 12g-4(a)(2)(ii) __         Rule 12h-3(b)(2)(ii)   __
				                            Rule 15d-6             __

Approximate number of holders of record as of the
certification or notice date:		1

Pursuant to the requirements of the Securities Exchange Act of 1934, Henry Jordan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  November 2, 1995	              By: /s/ Henry Jordan
                                         Henry Jordan
                                         Secretary


BV1215a1/DOCS